             As filed with the Securities and Exchange Commission on

                                 April 21, 2006

                           Registration No. 333-130996

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-14

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         PRE-EFFECTIVE AMENDMENT NO.____
                       [X] POST-EFFECTIVE AMENDMENT NO. 2
                        (Check appropriate box or boxes)

                                   BB&T FUNDS
               (Exact Name of Registrant as Specified in Charter)

                                 1-800-228-1872
                        (Area Code and Telephone Number)

                                3435 STELZER ROAD
                               COLUMBUS, OH 43219
                    (Address of Principal Executive Offices)

                                   ----------

                             ALAN G. PRIEST, ESQUIRE
                                ROPES & GRAY LLP
                                ONE METRO CENTER
                        700 12TH STREET, N.W., SUITE 900
                             WASHINGTON, D.C. 20005
                     (Name and address of Agent for Service)

                                   ----------

It is proposed that this filing will become effective immediately upon filing pursuant to paragraph (d) of Rule 462 under the Securities Act of 1933, as amended.

There have been no changes to the proxy statement/prospectus or statement of additional information as filed with the Registrant's Registration Statement on Form N-14 (File No. 333-130996), as filed with the Commission on January 12, 2006 (Accession No. 0000950152-06-000185).

PART C. OTHER INFORMATION

ITEM 15. INDEMNIFICATION

Article VIII, Sections 1 and 2 of the Registrant's Declaration of Trust provides as follows:

     "Trustees, Officers, etc.

     Section 1. The Trust shall indemnify each of its Trustees and officers (including persons who serve at the Trust's request as directors, officers or trustees of another organization in which the Trust has any interest as a shareholder, creditor or otherwise) (hereinafter referred to as a "Covered Person") against all liabilities and expenses, including but not limited to amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees reasonably incurred by any Covered Person in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or legislative body, in which such Covered Person may be or may have been involved as a party or otherwise or with which such Covered Person may be or may have been threatened, while in office or thereafter, by reason of being or having been such a Covered Person except with respect to any matter as to which such Covered Person shall have been finally adjudicated in any such action, suit or other proceeding to be liable to the Trust or its Shareholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Covered Person's office. Expenses, including counsel fees so incurred by any such Covered Person (but excluding amounts paid in satisfaction of judgments, in compromise or as fines or penalties), shall be paid from time to time by the Trust in advance of the final disposition of any such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Covered Person to repay amounts so paid to the Trust if it is ultimately determined that indemnification of such expenses is not authorized under this Article, provided, however, that either (a) such Covered Person shall have provided appropriate security for such undertaking, (b) the Trust shall be insured against losses arising from any such advance payments or (c) either a majority of the disinterested Trustees acting on the matter (provided that a majority of the disinterested Trustees then in office act on the matter), or independent legal counsel in a written opinion, shall have determined, based upon a review of readily available facts (as opposed to a full trial type inquiry) that there is reason to believe that such Covered Person will be found entitled to indemnification under this Article.

     Compromise Payment

     Section 2. As to any matter disposed of (whether by a compromise payment, pursuant to a consent decree or otherwise) without an adjudication by a court, or by any other body before which the proceeding was brought, that such Covered Person either (a) did not act in good faith in the reasonable belief that his action was in the best interests of the Trust or (b) is liable to the Trust or its Shareholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office, indemnification shall be provided if (a) approved as in the best interests of the Trust, after notice that it involves such indemnification, by at least a majority of the disinterested Trustees acting on the matter (provided that a majority of the disinterested Trustees then in office act on the matter) upon a determination, based upon a review of readily available facts (as opposed to a full trial type inquiry) that such Covered Person acted in good faith in the reasonable belief that his action was in the best interests of the Trust and is not liable to the Trust or its Shareholders by reasons of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office, or (b) there has been obtained an opinion in writing of independent legal counsel, based upon a review of readily available facts (as opposed to a full trial type inquiry) to the effect that such Covered Person appears to have acted in good faith in the reasonable belief that his action was in the best interests of the Trust and that such indemnification would not protect such Person against any liability to the Trust to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office. Any approval pursuant to this Section shall not prevent the recovery from any Covered Person of any amount paid to such Covered Person in accordance with this Section as indemnification if such Covered Person is subsequently adjudicated by a court of competent jurisdiction not to have acted in good faith in the reasonable belief that such Covered Person's action was in the best interests of the Trust or to have been liable to the Trust or its Shareholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Covered Person's office."

     Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to trustees, officers, and controlling persons of Registrant pursuant to the foregoing provisions, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a trustee, officer, or controlling person of Registrant in the successful defense of any action, suit, or proceeding) is asserted by such trustee, officer, or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     Indemnification for the Group's principal underwriter is provided for in the Distribution Agreement incorporated herein by reference as Exhibit 6(a).

     In addition, the Trust maintains a directors and officer liability insurance policy with a maximum coverage of $3,000,000.

ITEM 16. EXHIBITS

(1) Amended and Restated Agreement and Declaration of Trust dated May 17, 1999 is incorporated by reference to Exhibit 1(c) to Post-Effective Amendment No. 1 to the Registration Statement of the Registrant on Form N-1A (filed March 24, 1993).

(2) Bylaws, Amended and Restated August 30, 2005 is incorporated by reference to Exhibit (b)(1) to Post-Effective Amendment No. 42 to the Registration Statement on Form N-1A (filed November 17, 2005).

(3)  Not Applicable.

(4) Plan of Reorganization of BB&T Funds is incorporated by reference to Exhibit (4) to the Registration Statement on Form N-14 (filed January 12,
     2006).

(5) (i) Article III, Article V, Article VIII, Section 4, and Article IX, Sections 1, 4, 5, and 7 of the Amended and Restated Declaration of Trust dated August 18, 1992, is incorporated by reference to Exhibit 1(c) to Post-Effective Amendment No. 1 to the Registration Statement on Form N-1A (filed March 24, 1993).

     (ii) Article 9, Article 10, Section 6, Article 11 of the By-laws responsive to this item is incorporated by reference to Exhibit 2 to Post-Effective Amendment No. 12 to the Registration Statement on Form N-1A (filed July 2, 1997).

(6) (i) Amended and Restated Investment Advisory Agreement between the Registrant and BB&T Asset Management, Inc. dated May 23, 2003 is incorporated by reference to Exhibit (d)(1) to Post-Effective Amendment No. 34 to the Registration Statement on Form N-1A (filed November 26, 2003).

     (ii) Form of Revised Schedule A to Investment Advisory Agreement is incorporated by reference to Exhibit (d)(2) to Post-Effective Amendment No. 32 to the Registration Statement on Form N-1A (filed March 6, 2003).

     (iii) Form of Sub-Advisory Contract between BB&T Asset Management, Inc. and UBS Global Asset Management (Americas) Inc. is incorporated by reference to Exhibit (d)(3) to Post-Effective Amendment No. 33 to the Registration Statement on Form N-1A (filed April 30, 2003).

     (iv) Sub-Advisory Agreement between BB&T Asset Management, Inc. (formerly BB&T Asset Management LLC) and Federated Investment Management Company dated February 1, 2001, including Schedules A, B, and C, is incorporated by reference to Exhibit (d)(3) to Post-Effective Amendment No. 29 to the Registration Statement on Form N-1A (filed November 15, 2002).

     (v) Sub-Advisory Agreement between BB&T Asset Management, Inc. (formerly BB&T Asset Management LLC) and Federated Investment Management Company dated October 9, 2001, including Schedules 1, 2, and 3, is incorporated by reference to Exhibit (d)(4) to Post-Effective Amendment No. 29 to the Registration Statement on Form N-1A (filed November 15, 2002).

     (vi) Sub-Advisory Agreement between BB&T Asset Management, Inc. and Scott & Stringfellow, Inc., including Schedule A is incorporated by reference to Exhibit (d)(6) to Post-Effective Amendment No. 42 to the Registration Statement on Form N-1A (filed November 17, 2005).

     (vii) Sub-Advisory Agreement between BB&T Asset Management, Inc. and Sterling Capital Management LLC, including Schedule A is incorporated by reference to Exhibit (d)(7) to Post-Effective Amendment No. 42 to the Registration Statement on Form N-1A (filed November 17, 2005).

(7) (i) Distribution Agreement between the Registrant and BB&T Funds Distributor, Inc. dated November 1, 2005 including Schedules A, B, C, and D is incorporated by reference to Exhibit (e)(1) to Post-Effective Amendment No. 42 to the Registration Statement on Form N-1A (filed November 17, 2005).

     (ii) Form of Amended Distribution Agreement between the Registrant and BISYS Fund Services LP including Schedules A, B, C and D is incorporated by reference to Exhibit (e)(2) to Post-Effective Amendment No. 42 to the Registration Statement on Form N-1A (filed November 17, 2005).

     (iii) Distribution Services Agreement between BB&T Asset Management, Inc. and BB&T Funds Distributors, Inc. dated November 1, 2005 is incorporated by reference to Exhibit (h)(9) to Post-Effective Amendment No. 42 to the Registration Statement on Form N-1A (filed November 17, 2005).

     (iv) Form of Distribution Services Agreement between BB&T Asset Management, Inc. and BISYS Fund Services, L.P. is incorporated by reference to Exhibit (h)(10) to Post-Effective Amendment No. 42 to the Registration Statement on Form N-1A (filed November 17, 2005).

(8)  Not applicable.

(9) (i) Custody Agreement between the Registrant and Branch Banking and Trust Company dated February 1, 2001 is incorporated by reference to Exhibit
          (f)(1) to Post-Effective Amendment No. 29 to the Registration Statement on From N-1A (filed November 15, 2002).

     (ii) Custody Agreement between the Registrant and Bank of New York is incorporated by reference to Exhibit 8(c) to Post-Effective Amendment No. 11 to the Registration Statement of the Registrant on Form N-1A (filed February 14, 1997).

     (iii) Form of Foreign Custody Manager Agreement and the Amendment to the Foreign Custody Manager Agreement between the Registrant and Bank of New York is incorporated by reference to Exhibit (f)(2) to Post-Effective Amendment No. 25 to the Registration Statement on Form N-1A (filed July 23, 2001).

     (iv) Custody Agreement between the Registrant and State Street Bank and Trust Company is incorporated by reference to Exhibit (g)(5) to Post-Effective Amendment No. 11 to the Registration Statement of the Registrant on Form N-1A (filed February 14, 1997).

     (v) Form of Custody Agreement between the Registrant and Investor's Bank & Trust Company is incorporated by reference to Exhibit (f)(5) to Post-Effective Amendment No. 21 to the Registration Statement on Form N-1A (filed November 17, 2000).

     (vi) Form of Custody Agreement between the Registrant and US Bank dated February 1, 2005 is incorporated by reference to Exhibit (g)(6) to Post-Effective Amendment No. 39 to the Registration Statement on Form N-1A (filed January 31, 2005).

(10) (i) Transfer Agency Agreement between the Registrant and BISYS Fund Services Ohio, Inc. (formerly The Winsbury Company Limited Partnership) is incorporated by reference to Exhibit (g)(3) to Post-Effective Amendment No. 23 to the Registration Statement on Form N-1A (filed March 1, 2001).

               (A) Form of Schedule A to the Transfer Agency Agreement between the Registrant and BISYS Fund Services Ohio, Inc. is incorporated by reference to Exhibit (g)(4) to Post-Effective Amendment No. 36 to the Registration Statement on Form N-1A (filed April 15,
               2004).

               (B) Form of Amendment to Transfer Agency Agreement is incorporated by reference to Exhibit (h)(3)(ii) to Post-Effective Amendment No. 39 to the Registration Statement on Form N-1A (filed January 31, 2005).

     (ii) Form of Transfer Agency Agreement between the Registrant and BISYS Fund Services Ohio, Inc. dated February 1, 2005 is incorporated by reference to Exhibit (h)(3)(iii) to Post- Effective Amendment No. 39 to the Registration Statement on Form N-1A (filed January 31, 2005).

     (iii) Form of Amended and Restated Distribution and Shareholder Services Plan as Amended November 9, 2000 between the Registrant and BISYS Fund Services Limited Partnership is incorporated by reference to Exhibit
          (l)(1) to Post-Effective Amendment No. 23 to the Registration Statement on Form N-1A (filed March 1, 2001).

     (iv) Form of Servicing Agreement with respect to Shareholder Services between Branch Banking and Trust Company and BISYS Retirement Services, Inc. (formerly Universal Pensions, Inc.) is incorporated by reference to Exhibit (l)(2) to Post-Effective Amendment No. 29 to the Registration Statement on Form N-1A (filed November 15, 2002).

          (A) Form of Revised Schedule A to the Servicing Agreement with Branch Banking and Trust Company and BISYS Fund Services Limited Partnership (formerly The Winsbury Company Limited Partnership) is incorporated by reference to Exhibit (l)(3) to Post-Effective Amendment No. 23 to the Registration Statement on Form N-1A (filed

               March 1, 2001).

     (v) Administration Agreement between the Registrant and BB&T Asset Management, Inc. dated February 1, 2005 including Schedule A is incorporated by reference to Exhibit (h)(1) to Post-Effective Amendment No. 42 to the Registration Statement on Form N-1A (filed November 17, 2005).

     (vi) Form of Sub-Administration Agreement between BISYS Fund Services LP and BB&T Asset Management, Inc. including Schedules A and B is incorporated by reference to Exhibit (h)(2) to Post-Effective Amendment No. 39 to the Registration Statement on Form N-1A (filed on January 31, 2005).

     (vii) Form of Shareholder Servicing Agreement between BB&T Funds and the Pershing Division of Donaldson, Lufkin & Jenrette Securities Corporation dated September 10, 2002 is incorporated by reference to Exhibit (h)(4) to Post-Effective Amendment No. 32 to the Registration Statement on Form N-1A (filed March 6, 2003).

          (A) Form of Schedule A to the Shareholder Servicing Agreement between BB&T Funds and the Pershing Division of Donaldson, Lufkin & Jenrette Securities Corporation is incorporated by reference to Exhibit (h)(5) to Post-Effective Amendment No. 32 to the Registration Statement on Form N-1A (filed March 6, 2003).

     (viii) Form of Amended Multiple Class Plan dated January 26, 2004 is incorporated by reference to Post-Effective Amendment No. 36 to the Registration Statement on Form N-1A (filed April 15, 2004).

     (ix) Fund Accounting Agreement between the Registrant and BISYS Fund Services Ohio, Inc. (formerly The Winsbury Company Limited Partnership) is incorporated by reference to Exhibit (g)(5) to Post-Effective Amendment No. 23 to the Registration Statement on Form N-1A (filed March 1, 2001).

          (A) Form of Revised Schedule A to the Fund Accounting Agreement between the Registrant and BISYS Fund Services Ohio, Inc. is incorporated by reference to Exhibit (g)(6) to Post-Effective Amendment No. 32 to the Registration Statement on Form N-1A (filed March 6, 2003).

          (B) Form of Fund Accounting Agreement between the Registrant and BISYS Fund Services Ohio, Inc. dated February 1, 2005 is incorporated by reference to Exhibit (h)(4)(ii) to Post-Effective Amendment No. 39 to the Registration Statement on Form N-1A (filed January 31, 2005).

     (x) Form of Sub-Accounting Agreement between BB&T Funds and the Pershing Division of Donaldson, Lufkin & Jenrette Securities Corporation dated September 10, 2002 is incorporated by reference to Exhibit (h)(2) to Post-Effective Amendment No. 32 to the Registration Statement on Form N-1A (filed March 6, 2003).

          (A) Form of Schedule A to the Sub-Accounting Agreement between BB&T Funds and the Pershing Division of Donaldson, Lufkin & Jenrette Securities Corporation is incorporated by reference to Exhibit
               (h)(3) to Post-Effective Amendment No. 32 to the Registration Statement on Form N-1A (filed March 6, 2003).

(11) Opinion and Consent of Ropes & Gray LLP Regarding Securities is incorporated by reference to Exhibit (11) to the Registration Statement on Form N-14 (filed January 12, 2006).

(12) Opinion and Consent of Ropes & Gray LLP Regarding Tax Matters is filed herewith.

(13) (i) Code of Ethics for BB&T Funds dated November 8, 1994 and amended February 11, 2000 is incorporated by reference to Exhibit (n)(1) to Post-Effective Amendment No. 21 to the Registration Statement of the Registrant on Form N-1A (filed November 17, 2000).

     (ii) Amended Code of Ethics for BB&T Asset Management Inc. is incorporated by reference to Exhibit (p)(2) to Post-Effective Amendment No. 42 to the Registration Statement on Form N-1A (filed November 17, 2005).

     (iii) Code of Ethics for UBS Global Asset Management (Americas) Inc. is incorporated by reference to Exhibit (p)(3) to Post-Effective Amendment No. 36 to the Registration Statement on Form N-1A (filed April 15, 2004).

     (iv) Code of Ethics for Federated Investment Management Company is incorporated by reference to Exhibit (p)(4) to Post-Effective Amendment No. 41 to the Registration Statement on Form N-1A (filed April 29, 2005).

     (v) Code of Ethics for Scott & Stringfellow, Inc. is incorporated by reference to Exhibit (p)(5) to Post-Effective Amendment No. 36 to the Registration Statement on Form N-1A (filed April 15, 2004).

     (vi) Code of Ethics for Sterling Capital Management dated September 27, 2004 is incorporated by reference to Exhibit (p)(6) to Post-Effective Amendment No. 42 to the Registration Statement on Form N-1A (filed November 17, 2005).

(14) Consent of KPMG LLP is incorporated by reference to Exhibit (14) to the Registration Statement on Form N-14 (filed January 12, 2006).

(15) Not Applicable.

(16) Power of Attorney.

(i)                              POWER OF ATTORNEY
                                  January 2006

Keith F. Karlawish, whose signature appears below, does hereby constitute and appoint Alan G. Priest, Alyssa Albertelli, and Katherine S. Milin, each individually, his true and lawful attorneys and agents, with power of substitution or resubstitution, to do any and all acts and things and to execute any and all instruments which said attorneys and agents, each individually, may deem necessary or advisable or which may be required to enable BB&T Funds (the "Trust"), to comply with the Investment Company Act of 1940, as amended, and the Securities Act of 1933, as amended ("Acts"), and any rules, regulations or requirements of the Securities and Exchange Commission in respect thereof, in connection with the initial filing and any and all amendments to the Trust's Registration Statement on Form N-14 relating to the consolidation of the BB&T Small Company Growth Fund with and into the BB&T Small Cap Fund pursuant to said Acts, including specifically, but without limiting the generality of the foregoing, the power and authority to sign in the name and on behalf of the undersigned as a trustee and/or officer of the Trust any and all such initial filings and amendments filed with the Securities and Exchange Commission under said Acts, and any other instruments or documents related thereto, and the undersigned does hereby ratify and confirm all that said attorneys and agents, or either of them, shall do or cause to be done by virtue thereof.


                                       /s/ Keith F. Karlawish
                                       -----------------------------------------
                                       Keith F. Karlawish

(ii)                            POWER OF ATTORNEY
                                  January 2006

Laura C. Bingham, whose signature appears below, does hereby constitute and appoint Alan G. Priest, Alyssa Albertelli, and Katherine S. Milin, each individually, her true and lawful attorneys and agents, with power of substitution or resubstitution, to do any and all acts and things and to execute any and all instruments which said attorneys and agents, each individually, may deem necessary or advisable or which may be required to enable BB&T Funds (the "Trust"), to comply with the Investment Company Act of 1940, as amended, and the Securities Act of 1933, as amended ("Acts"), and any rules, regulations or requirements of the Securities and Exchange Commission in respect thereof, in connection with the initial filing and any and all amendments to the Trust's Registration Statement on Form N-14 relating to the consolidation of the BB&T Small Company Growth Fund with and into the BB&T Small Cap Fund pursuant to said Acts, including specifically, but without limiting the generality of the foregoing, the power and authority to sign in the name and on behalf of the undersigned as a trustee and/or officer of the Trust any and all such initial filings and amendments filed with the Securities and Exchange Commission under said Acts, and any other instruments or documents related thereto, and the undersigned does hereby ratify and confirm all that said attorneys and agents, or either of them, shall do or cause to be done by virtue thereof.


                                        /s/ Laura C. Bingham
                                        ----------------------------------------
                                        Laura C. Bingham

(iii)                           POWER OF ATTORNEY
                                  January 2006

Thomas W. Lambeth, whose signature appears below, does hereby constitute and appoint Alan G. Priest, Alyssa Albertelli, and Katherine S. Milin, each individually, his true and lawful attorneys and agents, with power of substitution or resubstitution, to do any and all acts and things and to execute any and all instruments which said attorneys and agents, each individually, may deem necessary or advisable or which may be required to enable BB&T Funds (the "Trust"), to comply with the Investment Company Act of 1940, as amended, and the Securities Act of 1933, as amended ("Acts"), and any rules, regulations or requirements of the Securities and Exchange Commission in respect thereof, in connection with the initial filing and any and all amendments to the Trust's Registration Statement on Form N-14 relating to the consolidation of the BB&T Small Company Growth Fund with and into the BB&T Small Cap Fund pursuant to said Acts, including specifically, but without limiting the generality of the foregoing, the power and authority to sign in the name and on behalf of the undersigned as a trustee and/or officer of the Trust any and all such initial filings and amendments filed with the Securities and Exchange Commission under said Acts, and any other instruments or documents related thereto, and the undersigned does hereby ratify and confirm all that said attorneys and agents, or either of them, shall do or cause to be done by virtue thereof.


                                        /s/ Thomas W. Lambeth
                                        ----------------------------------------
                                        Thomas W. Lambeth

(iv)                            POWER OF ATTORNEY
                                  January 2006

Troy A. Sheets, whose signature appears below, does hereby constitute and appoint Alan G. Priest, Alyssa Albertelli, and Katherine S. Milin, each individually, his true and lawful attorneys and agents, with power of substitution or resubstitution, to do any and all acts and things and to execute any and all instruments which said attorneys and agents, each individually, may deem necessary or advisable or which may be required to enable BB&T Funds (the "Trust"), to comply with the Investment Company Act of 1940, as amended, and the Securities Act of 1933, as amended ("Acts"), and any rules, regulations or requirements of the Securities and Exchange Commission in respect thereof, in connection with the initial filing and any and all amendments to the Trust's Registration Statement on Form N-14 relating to the consolidation of the BB&T Small Company Growth Fund with and into the BB&T Small Cap Fund pursuant to said Acts, including specifically, but without limiting the generality of the foregoing, the power and authority to sign in the name and on behalf of the undersigned as a trustee and/or officer of the Trust any and all such initial filings and amendments filed with the Securities and Exchange Commission under said Acts, and any other instruments or documents related thereto, and the undersigned does hereby ratify and confirm all that said attorneys and agents, or either of them, shall do or cause to be done by virtue thereof.


                                        /s/ Troy A. Sheets
                                        ----------------------------------------
                                        Troy A. Sheets

(v)                            POWER OF ATTORNEY
                                  January 2006

Kenneth L. Miller, whose signature appears below, does hereby constitute and appoint Alan G. Priest, Alyssa Albertelli, and Katherine S. Milin, each individually, his true and lawful attorneys and agents, with power of substitution or resubstitution, to do any and all acts and things and to execute any and all instruments which said attorneys and agents, each individually, may deem necessary or advisable or which may be required to enable BB&T Funds (the "Trust"), to comply with the Investment Company Act of 1940, as amended, and the Securities Act of 1933, as amended ("Acts"), and any rules, regulations or requirements of the Securities and Exchange Commission in respect thereof, in connection with the initial filing and any and all amendments to the Trust's Registration Statement on Form N-14 relating to the consolidation of the BB&T Small Company Growth Fund with and into the BB&T Small Cap Fund pursuant to said Acts, including specifically, but without limiting the generality of the foregoing, the power and authority to sign in the name and on behalf of the undersigned as a trustee and/or officer of the Trust any and all such initial filings and amendments filed with the Securities and Exchange Commission under said Acts, and any other instruments or documents related thereto, and the undersigned does hereby ratify and confirm all that said attorneys and agents, or either of them, shall do or cause to be done by virtue thereof.


                                        /s/ Kenneth L. Miller
                                        ----------------------------------------
                                        Kenneth L. Miller

(vi)                           POWER OF ATTORNEY
                                  January 2006

Drew T. Kagan, whose signature appears below, does hereby constitute and appoint Alan G. Priest, Alyssa Albertelli, and Katherine S. Milin, each individually, his true and lawful attorneys and agents, with power of substitution or resubstitution, to do any and all acts and things and to execute any and all instruments which said attorneys and agents, each individually, may deem necessary or advisable or which may be required to enable BB&T Funds (the "Trust"), to comply with the Investment Company Act of 1940, as amended, and the Securities Act of 1933, as amended ("Acts"), and any rules, regulations or requirements of the Securities and Exchange Commission in respect thereof, in connection with the initial filing and any and all amendments to the Trust's Registration Statement on Form N-14 relating to the consolidation of the BB&T Small Company Growth Fund with and into the BB&T Small Cap Fund pursuant to said Acts, including specifically, but without limiting the generality of the foregoing, the power and authority to sign in the name and on behalf of the undersigned as a trustee and/or officer of the Trust any and all such initial filings and amendments filed with the Securities and Exchange Commission under said Acts, and any other instruments or documents related thereto, and the undersigned does hereby ratify and confirm all that said attorneys and agents, or either of them, shall do or cause to be done by virtue thereof.


                                        /s/ Drew T. Kagan
                                        ----------------------------------------
                                        Drew T. Kagan

(vii)                          POWER OF ATTORNEY
                                  January 2006

Douglas R. Van Scoy, whose signature appears below, does hereby constitute and appoint Alan G. Priest, Alyssa Albertelli, and Katherine S. Milin, each individually, his true and lawful attorneys and agents, with power of substitution or resubstitution, to do any and all acts and things and to execute any and all instruments which said attorneys and agents, each individually, may deem necessary or advisable or which may be required to enable BB&T Funds (the "Trust"), to comply with the Investment Company Act of 1940, as amended, and the Securities Act of 1933, as amended ("Acts"), and any rules, regulations or requirements of the Securities and Exchange Commission in respect thereof, in connection with the initial filing and any and all amendments to the Trust's Registration Statement on Form N-14 relating to the consolidation of the BB&T Small Company Growth Fund with and into the BB&T Small Cap Fund pursuant to said Acts, including specifically, but without limiting the generality of the foregoing, the power and authority to sign in the name and on behalf of the undersigned as a trustee and/or officer of the Trust any and all such initial filings and amendments filed with the Securities and Exchange Commission under said Acts, and any other instruments or documents related thereto, and the undersigned does hereby ratify and confirm all that said attorneys and agents, or either of them, shall do or cause to be done by virtue thereof.


                                        /s/ Douglas R. Van Scoy
                                        ----------------------------------------
                                        Douglas R. Van Scoy

(viii)                         POWER OF ATTORNEY
                                  January 2006

James L. Roberts, whose signature appears below, does hereby constitute and appoint Alan G. Priest, Alyssa Albertelli, and Katherine S. Milin, each individually, his true and lawful attorneys and agents, with power of substitution or resubstitution, to do any and all acts and things and to execute any and all instruments which said attorneys and agents, each individually, may deem necessary or advisable or which may be required to enable BB&T Funds (the "Trust"), to comply with the Investment Company Act of 1940, as amended, and the Securities Act of 1933, as amended ("Acts"), and any rules, regulations or requirements of the Securities and Exchange Commission in respect thereof, in connection with the initial filing and any and all amendments to the Trust's Registration Statement on Form N-14 relating to the consolidation of the BB&T Small Company Growth Fund with and into the BB&T Small Cap Fund pursuant to said Acts, including specifically, but without limiting the generality of the foregoing, the power and authority to sign in the name and on behalf of the undersigned as a trustee and/or officer of the Trust any and all such initial filings and amendments filed with the Securities and Exchange Commission under said Acts, and any other instruments or documents related thereto, and the undersigned does hereby ratify and confirm all that said attorneys and agents, or either of them, shall do or cause to be done by virtue thereof.


                                        /s/ James L. Roberts
                                        ----------------------------------------
                                        James L. Roberts

(17) (i) BB&T Funds' Statement of Additional Information dated February 1, 2006 is incorporated by reference to Exhibit (17)(i) to Post-Effective Amendment No. 1 to the Registration Statement on Form N-14 (filed February 13, 2006).

     (ii) BB&T Funds' Annual Report dated September 30, 2005 is incorporated by reference to Exhibit (17)(ii) to the Registration Statement on Form N-14 (filed January 12, 2006).

ITEM 17. UNDERTAKINGS

     (1) The Registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act, the reoffering prospectus will contain the information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (2) The Registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the 1933 Act, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

                                     NOTICE

     A copy of the Agreement and Declaration of Trust, as amended, of the BB&T Funds is on file with the Secretary of State of The Commonwealth of Massachusetts and notice is hereby given that this instrument is executed on behalf of the Registrant by officers of the registrant as officers and not individually and that the obligations of or arising out of this instrument are not binding upon any of the trustees, officers or shareholders individually but are binding only upon the assets and property of the Registrant.

                                   SIGNATURES

As required by the Securities Act of 1933, as amended, this Registration Statement has been signed on behalf of the Registrant in the City of Washington, District of Columbia, on the 21st day of April, 2006.

BB&T FUNDS


/s/ Keith F. Karlawish
----------------------------------
* Keith F. Karlawish
President

As required by the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

              Signature                   Title           Date
              ---------                   -----           ----


/s/ Keith F. Karlawish                  President   April 21, 2006
-------------------------------------
* Keith F. Karlawish


/s/ James L. Roberts                    Trustee     April 21, 2006
-------------------------------------
*James L. Roberts


/s/ Thomas W. Lambeth                   Trustee     April 21, 2006
-------------------------------------
*Thomas W. Lambeth


/s/ Troy A. Sheets                      Treasurer   April 21, 2006
-------------------------------------
*Troy A. Sheets


/s/ Douglas R. Van Scoy                 Trustee     April 21, 2006
-------------------------------------
*Douglas R. Van Scoy


/s/ Kenneth L. Miller                   Trustee     April 21, 2006
-------------------------------------
*Kenneth L. Miller



/s/ Drew T. Kagan                       Trustee     April 21, 2006
-------------------------------------
*Drew T. Kagan


/s/ Laura C. Bingham                    Trustee     April 21, 2006
-------------------------------------
*Laura C. Bingham


*By: /s/ Alan G. Priest
     --------------------------------
     Alan G. Priest

Attorney-in-Fact, pursuant to powers of attorney filed herewith.

                                  EXHIBIT INDEX

(12) Opinion and Consent of Ropes & Gray LLP Regarding Tax Matters